VALLEY COMMERCE BANCORP

INCENTIVE STOCK OPTION AGREEMENT

This Incentive Stock Option Agreement, dated the ________________ by and between Valley Commerce Bancorp (the "Company"), and _________________ ("Optionee");

WHEREAS, pursuant to the Valley Commerce Bancorp 2007 Equity Incentive Plan (the "Plan"), a copy of which is hereto attached, the Board of Directors of the Company has authorized granting to Optionee an incentive stock option to purchase all or any part of  __________________ authorized but unissued shares of the Company's common stock for cash at the price of _______________Dollars ($______) per share, such option to be for the term and upon the terms and conditions hereinafter stated;

NOW THEREFORE it is hereby agreed:

1.           Grant of Option.  Pursuant to said action of the Board of Directors and pursuant to authorizations granted by all appropriate regulatory and governmental agencies, the Company hereby grants to Optionee the option to purchase, upon and subject to the terms and conditions of the Plan, which is incorporated in full herein by this reference, all or any part of (____________) shares of the Company's common stock (hereinafter called "stock") at the price of ____________________($_____) per share, which price is not less than 100 percent of the fair market value of a share of the stock (or not less than the greater of $___ or 110 percent of the fair market value per share for optionee-shareholders who possess more than 10 percent of the Company's stock) as of the date of action of the Board of Directors granting this option.

2.           Exercisability.  This option shall be exercisable as to 20 percent of the shares granted pursuant to this Agreement on each of the first, second, third, fourth and fifth anniversaries of the date of this Agreement. This option shall remain exercisable as to all of such shares until _________________(but not later than ten years from the date this option is granted) unless this option has expired or terminated earlier in accordance with the provisions hereof.  Shares as to which this option becomes exercisable pursuant to the foregoing provision may be purchased at any time prior to expiration of this option.

3.           Exercise of Option.  This option shall be exercised by written notice delivered to the Company stating the number of shares with respect to which this option is being exercised.  Payment of the exercise price shall be made either (i) in cash (including check, bank draft or money order), or (ii) with the consent of the Company's Board of Directors, by delivering shares of common stock already owned by Optionee valued at fair market value as of the closing date, or (iii) by a combination of these forms of payment; provided, however, that no common stock already owned by Optionee which is "statutory option stock" as defined in Section 424(c)(3) of the Code may be delivered in payment of the exercise price if the applicable holding period requirements for such common stock under Section 422(a)(1) or 423(a)(1) of the Code have not been met at the time of exercise.  Not less than 10 shares may be purchased at any one time unless the number purchased is the total number which may be purchased under this option and in no event may the option be exercised with respect to fractional shares. Upon exercise, Optionee shall make appropriate arrangements and shall be responsible for the withholding of any federal and state taxes then due.

4.           Cessation of Employment.  Except as provided in Paragraphs 2 and 5 hereof, if Optionee shall cease to be employed by the Company or a subsidiary corporation for any reason other than Optionee's death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended from time to time), this option shall expire 90 days thereafter.  During the 90 day period this option shall be exercisable only as to those installments, if any, which had accrued as of the date when the Optionee ceased to be employed by the Company or the subsidiary corporation.

5.           Termination of Employment for Cause.  If Optionee's employment by the Company or a subsidiary corporation is terminated for cause, this option shall expire immediately, unless reinstated by the Board of Directors within 30 days of such termination by giving written notice of such reinstatement to Optionee at his or her last known address. In the event of such reinstatement, Optionee may exercise this option only to such extent, for such time, and upon such terms and conditions as if Optionee had ceased to be employed by the Company or a subsidiary corporation upon the date of such termination for a reason other than cause, death, or disability. Termination for cause shall include, but not be limited to, termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith.

6.           Nontransferability: Death or Disability of Optionee.  This option shall not be transferable except by Will or by the laws of descent and distribution and shall be exercisable during Optionee's lifetime only by Optionee.  If Optionee dies while employed by the Company or a subsidiary corporation, or during the 90 day period referred to in Paragraph 4 hereof, this option shall expire one year after the date of Optionee's death or on the day specified in Paragraph 2 hereof, whichever is earlier.  After Optionee's death but before such expiration, the persons to whom Optionee's rights under this option shall have passed by Will or by the applicable laws of descent and distribution or the executor or administrator of Optionee's estate shall have the right to exercise this option as to those shares for which installments had accrued under Paragraph 2 hereof as of the date on which Optionee ceased to be employed by the Company or a subsidiary corporation.

If the Optionee shall terminate employment because of disability (as defined in Section 22(e) (3) of the Internal Revenue Code of 1986, as amended from time to time), the Optionee may exercise this option to the extent he or she is entitled to do so at the date of termination, at any time within one year of the date of termination, but in no event later than the expiration date in Paragraph 2 hereof.

7.           Employment.  This Agreement shall not obligate the Company or a subsidiary corporation to employ Optionee for any period, nor shall it interfere in any way with the right of the Company or a subsidiary corporation to reduce Optionee's compensation.

8.           Privileges of Stock Ownership.  Optionee shall have no rights as a stockholder with respect to the Company's stock subject to this option until the date of issuance of stock certificates to Optionee. Except as provided in the Plan, no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificates are issued.

9.           Modification and Termination by Board of Directors.  The rights of Optionee hereunder are subject to modification and termination upon the occurrence of certain events as provided in Section 12 of the Plan.

10.           Compliance with Laws.  No shares issuable upon the exercise of this option shall be issued and delivered unless and until all applicable requirements of California and federal law pertaining to the issuance and sale of such shares, and all applicable listing requirements of the securities exchanges, if any, on which shares of the Company of the same class are then listed shall have been complied with.

11.           Notices.  Any notice to the Company provided for in this Agreement shall be addressed to it in care of its President or Chief Financial Officer at its main office and any notice to Optionee shall be addressed to Optionee's address on file with the Company or a subsidiary corporation, or to such other address as either may designate to the other in writing.  Any notice shall be deemed to be duly given if and when enclosed in a properly sealed envelope and addressed as stated above and deposited, postage prepaid, with the United States Postal Service. In lieu of giving notice by mail as aforesaid, any written notice under this Agreement may be given to Optionee in person, and to the Company by personal delivery to its President or Chief Financial Officer.

12.           Incentive Stock Option.  This Stock Option Agreement is intended to be an Incentive Stock Option Agreement as defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time. If for any reason this Stock Option Agreement does not qualify as an Incentive Stock Option Agreement as defined in Internal Revenue Code Section 422, then it shall be deemed to be a Non-Qualified Stock Option Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

OPTIONEE:	VALLEY COMMERCE BANCORP

By:
Signature of Optionee	Name:
Title: